Ex-99.a.1.i

Delaware Investments National Municipal Income Fund
2005 Market Street
Philadelphia, Pennsylvania 19103

Dear Shareholder:

     The Board of Trustees of Delaware Investments National Municipal Income Fund (the “Fund”) has approved a tender offer for the Fund’s common shares of beneficial interest (“Shares”). The Fund is commencing an offer to purchase up to 18% of its issued and outstanding Shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If more than 18% of the Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis. The Offer is for cash at a price equal to 99% of the Fund’s net asset value (“NAV”) per Share as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on the first business day after the Offer expires (as described below). The Offer is designed to provide shareholders of the Fund the opportunity to redeem Shares based on their NAV should they wish to do so.

     In order to participate, the materials described in the Offer must be delivered to BNY Mellon Shareowner Services by 11:59 p.m. New York City time, September 30, 2011, or such later date to which the Offer is extended (the “Expiration Date”). The pricing time and date for the Offer is currently scheduled to be the close of ordinary trading on the NYSE on October 3, 2011. Should the Offer be extended beyond September 30, 2011, the pricing date will be the next business day following the newly designated Expiration Date. The amount to be paid per share will be 99% of the NAV per Share as of the close of ordinary trading on the NYSE on the pricing date. Shareholders who choose to participate in the Offer can expect payments for Shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date.

     If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

     As of the close of ordinary trading on the NYSE on August 1, 2011, the Fund’s NAV was $13.24 per share and 5,522,507 Shares were issued and outstanding. The Fund’s NAV during the pendency of this Offer may be obtained by contacting BNY Mellon Shareowner Services, the Fund’s Depositary and Information Agent, toll free at 866-416-6001 (from within the U.S., Canada or Puerto Rico) or collect at 201-680-6579 (from outside the U.S.).

     NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. THE FUND AND BOARD URGE EACH SHAREHOLDER TO READ AND EVALUATE THE OFFER AND RELATED MATERIALS CAREFULLY AND MAKE HIS OR HER OWN DECISION. QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER SHOULD BE DIRECTED TO BNY MELLON SHAREOWNER SERVICES, AT 866-416-6001 (FROM WITHIN THE U.S., CANADA OR PUERTO RICO) OR 201-680-6579 (FROM OUTSIDE THE U.S.).

Sincerely,

Patrick P. Coyne
Chairman, Trustee, Chief Executive Officer and President

September 1, 2011

Investments in the Fund are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46 008 583 542 and its holding companies, including their subsidiaries or related companies (the “Macquarie Group”), and are subject to investment risk, including possible delays in repayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the Fund, the repayment of capital from the Fund, or any particular rate of return.

OFFER TO PURCHASE

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND

OFFER TO PURCHASE FOR CASH 994,051
OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

What and how many securities is Delaware Investments National Municipal Income Fund (the “Fund”) offering to purchase? (See Section 1, “Price; Number of Shares”)

     The Fund is offering to purchase up to 18% or 994,051 shares (the “Offer Amount”) of its common shares of beneficial interest (“Share” or “Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be purchased.

How much and in what form will the Fund pay me for my Shares? (See Section 1, “Price; Number of Shares” and Section 4, “Payment for Shares”)

     The Fund will pay cash for Shares purchased pursuant to the offer. The purchase price will equal 99% of the net asset value (“NAV”) per Share as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on October 3, 2011, unless the offer is extended. As of August 1, 2011, the Fund’s NAV was $13.24 per Share. Of course, the NAV can change every business day.

When does the offer expire? Can the Fund extend the offer, and if so, when will the Fund announce the extension? (See Section 1, “Price; Number of Shares” and Section 15, “Extension of Tender Period; Termination; Amendments”)
  The offer expires on September 30, 2011, at 11:59 p.m., New York City time, unless the Fund extends the offer.

  The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price on the first business day after the new expiration date.

  If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:30 a.m. Eastern time on the next business day following the previously scheduled expiration date.
Will I have to pay any fees or commissions on Shares I tender? (See Section 1, “Price; Number of Shares,” Section 4, “Payment for Shares” and Section 16, “Fees and Expenses”)

     No. However, you will receive 99% of the NAV of your Shares, as noted above. The 1% that is to be retained by the Fund helps defray certain costs, including the processing of tender forms, effecting payment, postage and handling.

Does the Fund have the financial resources to pay me for my Shares? (See Section 11, “Source and Amount of Funds”)

     Yes. If the Fund purchased 994,051 Shares at the August 1, 2011 NAV of $13.24 per Share, the Fund’s total cost, not including fees and expenses incurred in connection with the offer, would be approximately $13,161,235. The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. The Fund will not borrow money to finance the purchase of Shares in the offer.

(i)

How do I tender my Shares? (See Section 2, “Procedures for Tendering Shares”)

     If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that firm if you wish to tender your Shares.

     All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, EITHER:
  Complete and execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to BNY Mellon Shareowner Services (the “Depositary”) at its address set forth on page (vii) of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page (vii) of this offer. If your Shares are held in book-entry form, you must comply with the Book-Entry Delivery Procedure set forth in Section 2.C of this offer. In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.
          OR
  Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this offer.
     The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares.

Until what time can I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

     You may withdraw your tendered Shares at any time prior to the date and time the offer expires. In addition, after the offer expires, you may withdraw your tendered Shares if the Fund has not yet accepted tendered Shares for payment by October 27, 2011.

How do I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

     If you desire to withdraw tendered Shares, you should either:
  Give proper written notice to the Depositary; or

  If your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to withdraw your tendered Shares.
Will there be any tax consequences to tendering my Shares? (See Section 2, “Procedures for Tendering Shares,” Section 10, “Certain Effects of the Offer” and Section 14, “Certain Federal Income Tax Consequences”)

     Yes. If your tendered Shares are purchased, it will be a taxable transaction either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” See Section 2 with respect to the application of Federal income tax withholding on payments made to shareholders. Please consult your tax adviser as to the tax consequences of tendering your Shares in this offer.

What is the purpose of the offer? (See Section 6, “Purpose of the Offer”)

     The purpose of the offer is to augment the market liquidity available to Fund shareholders and attempt to reduce any market discount in the Fund’s Shares. Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares. There can be no assurance that the offer will result in the Fund’s Shares trading at a price that approximates or is equal to its NAV. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

(ii)

What are the most significant conditions of the offer? (See Section 5, “Certain Conditions of the Offer”)

     It is the Board of Trustees’ policy that the Fund cannot accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board of Trustees, would make it inadvisable to proceed with the offer, purchase or payment. The following is not a complete list. For a complete list of the conditions of the offer, please see Section 5, “Certain Conditions of the Offer.”
  The Fund would be unable to sell portfolio securities in an orderly manner or such sale would have an adverse effect on the NAV of the Fund to the detriment of those shareholders who do not tender their Shares.

  The offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.

  Trading generally or pricing on the NYSE or NASDAQ are suspended or limited.

  The purchase of Shares in the offer would result in the delisting of the Shares from NYSE Amex.

  In the Board of Trustees’ judgment, there is a material legal action or proceeding instituted or threatened, challenging the offer or otherwise potentially materially adversely affecting the Fund.

  Certain circumstances exist beyond the Fund’s control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.

  In the Board of Trustees’ judgment, the Fund or its shareholders might be adversely affected if Shares were purchased in the offer.

  The Board of Trustees determines that the purchase of Shares might be a breach of its fiduciary duty.
If I decide not to tender, how will the offer affect my Shares? (See Section 10, “Certain Effects of the Offer” and Section 16, “Fees and Expenses”)

     If you do not tender your Shares (or if you own Shares following completion of the offer) you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses. The reduced net assets of the Fund as a result of the offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Whom do I contact if I have questions about the tender offer?

     For additional information or assistance, you may contact the Depositary toll-free at 866-416-6001 (from within the U.S., Canada or Puerto Rico) or collect at 201-680-6579 (from outside the U.S.) between the hours of 9:00 a.m. and 6:00 p.m. Eastern time, Monday through Friday, except holidays.

(iii)

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND
OFFER TO PURCHASE FOR CASH 994,051
OF ITS ISSUED AND OUTSTANDING COMMON SHARES OF
BENEFICIAL INTEREST AT 99% OF NET ASSET VALUE PER SHARE
______________________________________________

THE OFFER PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME
ON SEPTEMBER 30, 2011, UNLESS THE OFFER IS EXTENDED.
______________________________________________

     To the holders of common shares of beneficial interest of DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND:

     Delaware Investments National Municipal Income Fund, a diversified, closed-end management investment company organized as a Massachusetts business trust (the “Fund”), is offering to purchase up to 18%, or 994,051 shares (“Offer Amount”) of its common shares of beneficial interest, with par value of $0.01 per share (“Shares”), for cash at a price (the “Purchase Price”) equal to 99% of their net asset value (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on October 3, 2011, or if the offer is extended, on the next business day after the offer expires. The offer period and withdrawal rights will expire at 11:59 p.m. New York City time on September 30, 2011 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). The Shares are currently traded on NYSE Amex under the ticker symbol “VFL.” The NAV per Share on August 1, 2011 was $13.24. You can obtain current NAV quotations from Mellon Investors Services, LLC (operating with the service name BNY Mellon Shareowner Services) (“Depositary”) by calling 866-416-6001 (from within the U.S., Canada or Puerto Rico) or 201-680-6579 (from outside the U.S.) between the hours of 9:00 a.m. and 6:00 p.m. Eastern time, Monday through Friday, except holidays. For information on Share price history, see Section 8, “Price Range of Shares.”

     The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, “Price; Number of Shares.”

     If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

(v)

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF
THE FUND AND IS NOT CONDITIONED UPON ANY
MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.
SEE SECTION 5, “CERTAIN CONDITIONS OF THE OFFER.”

IMPORTANT

Neither the Fund nor its Board of Trustees makes any recommendation to any shareholder as to whether to tender any or all of such shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that no Trustee or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

     Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Depositary at the telephone number set forth below.

BNY Mellon Shareowner Services
From within the U.S., Canada or Puerto Rico
866-416-6001 (toll free)
From outside the U.S.
201-680-6579 (collect)

By Facsimile Transmission:
BNY Mellon Shareowner Services
Attn: Reorganization Dept.
201-680-4626

Confirm Receipt by Telephone:
201-680-4860

By Registered Certified
or Express Mail
By First Class Mail:	or Overnight Courier:	By Hand:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Dept., 27th Floor	Newport Office Center VII	Newport Office Center VII
P.O. Box 3301	480 Washington Boulevard	480 Washington Boulevard
South Hackensack, NJ 07606	Mail Drop – Reorg	Mail Drop - Reorg
	Attn: Reorganization Dept., 27th Floor	Attn: Reorganization Dept., 27th Floor
	Jersey City, NJ 07310	Jersey City, NJ 07310
     September 1, 2011

(vii)

1. PRICE; NUMBER OF SHARES.

     The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount of its issued and outstanding Shares or such lesser number as are properly tendered (and not withdrawn in accordance with Section 3, “Withdrawal Rights”). The Fund reserves the right to extend the Offer to a later Expiration Date. See Section 15, “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be 99% of their NAV computed as of the close of ordinary trading on the NYSE on October 3, 2011, or if the Offer period is extended, the next business day following the newly designated Expiration Date. The NAV on August 1, 2011 was $13.24 per Share. You can obtain current NAV quotations from the Depositary by calling 866-416-6001 (from within the U.S., Canada or Puerto Rico) or 201-680-6579 (from outside the U.S.) during normal business hours. Shareholders tendering Shares shall be entitled to receive all dividends declared but not yet paid as of the Expiration Date.

     The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued shares.

     The Offer is for 99% of the NAV per Share, as noted above. The 1% that is to be retained by the Fund helps defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, “Payment for Shares.”

     On August 1, 2011, there were 5,522,507 Shares issued and outstanding and there were approximately 121 holders of record of Shares. The Fund has been advised that no Trustees or officers of the Fund or their associates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), intend to tender any Shares pursuant to the Offer.

     The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Extension of Tender Period; Termination; Amendments.” The Fund makes no assurance that it will extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2. PROCEDURES FOR TENDERING SHARES.

     A. Proper Tender of Shares.

     Holders of Shares that are registered in the name of a Nominee Holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their Shares.

     For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 11:59 p.m. New York City time on the Expiration Date:

(a)	A properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or an Agent’s Message in the case of a book-entry transfer, as described in Section 2.C.), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page (vii) of this Offer; and

(b)	Either the certificates for the Shares must be received by the Depositary at its address set forth on page (vii) of this Offer, or the tendering shareholder must comply with the Book-Entry Delivery Procedure set forth in Section 2.C; or

(c)	Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

     If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

     Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

     The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders certificated Shares, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares.

     Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the fund prior to or on the expiration date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder’s representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

     By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void.)

     By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

     B. Signature Guarantees and Method of Delivery.

     Signatures on the Letter of Transmittal are required to be guaranteed if the tendered stock certificates are registered in a name other than that of the tendering shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An eligible guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the securities transfer medallion program, or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. Shareholders should contact the Depositary for a determination as to whether a particular institution is such an Eligible Guarantor. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

     C. Book-Entry Delivery Procedure.

     The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer by September 1, 2011. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the following must be transmitted to and received by the Depositary at the appropriate address set forth on page (vii) of this Offer to Purchase before 11:59 p.m. New York City time on the Expiration Date:

(i)	The Letter of Transmittal (or manually signed facsimile thereof), with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(ii)	All other documents required by the Letter of Transmittal.

     The term “Agent’s Message” means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the Book-Entry Transfer Facility participant tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the Book-Entry Transfer Facility participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the Book-Entry Transfer Facility participant.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

     D. Guaranteed Delivery Procedure.

     If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

(i)	You make such tenders by or through an Eligible Guarantor;

(ii)	The Depositary receives, prior to 11:59 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram, telex or facsimile transmission); and

(iii)	The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the execution date of the Notice of Guaranteed Delivery.

E.	Determination of Validity.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F.	Federal Income Tax Withholding.

     Backup Withholding. To prevent backup federal income tax withholding equal to 28% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-U.S. Shareholders (as such term is defined in the next paragraph) who have not previously submitted a Form W-8 to the Fund must do so in order to avoid backup withholding. Additionally, if you submitted a Form W-8 without a taxpayer identification number more than three years ago or any information on the Form W-8 that you submitted has changed, you must submit a new Form W-8 to avoid backup withholding.

     U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation (as such terms are defined in the Code) (a “Non-U.S. Shareholder”) that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the shareholder can demonstrate that the proceeds were not dividends. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

     For an additional discussion of federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, “Certain Federal Income Tax Consequences.”

3.	WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a broker, dealer, commercial bank, trust company or other nominee, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw tendered Shares at any time prior to 11:59 p.m. New York City time on the Expiration Date. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. After 11:59 p.m. New York City time, on October 27, 2011, if the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page (vii) of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered.

     If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure (set forth in Section 2, “Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2, “Procedures for Tendering Shares,” prior to 11:59 p.m. New York City time on the Expiration Date.

4.	PAYMENT FOR SHARES.

     For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 11:59 p.m. New York City time on the Expiration Date.

     Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at the Book-Entry Transfer Facility.

     If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares, (i) new certificates for such unpurchased Shares will be issued and sent, at the Fund’s expense, to the tendering shareholder, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

     The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 5, “Certain Conditions of the Offer.”

     Any tendering shareholder or other payee who fails to complete fully and sign the Substitute Form W-9 in the Letter of Transmittal may be subject to federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed Form W-8 in order to avoid 28% backup withholding. A copy of Form W-8 will be provided upon request from the Depositary. See Section 2, “Procedures for Tendering Shares” and Section 14, “Certain Federal Income Tax Consequences.”

5.	CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, it is the policy of the Board of Trustees of the Fund, which may be changed by the Board of Trustees, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from NYSE Amex; or (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders; (3) there is any (a) in the Board of Trustees’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System; (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board of Trustees’ judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Trustees determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Board of Trustees may modify these conditions in light of experience.

     The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Extension of Tender Period; Termination; Amendments.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Extension of Tender Period; Termination; Amendments.”

6.	PURPOSE OF THE OFFER.

     The purpose of the offer is to augment the market liquidity available to Fund shareholders and attempt to reduce any market discount in the Fund’s Shares. There can be no assurance that this Offer will reduce or eliminate any spread between the market price and the NAV of the Shares. The market price of the Shares will be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund’s investment performance, the Fund’s dividends and yields and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case. Consistent with their fiduciary obligations, the Board of Trustees will continue to explore alternative means to reduce or eliminate the Fund’s market value discount from NAV as such actions are deemed necessary and appropriate. The Fund makes no assurance that it will make another tender offer in the future.

     NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7.	PLANS OR PROPOSALS OF THE FUND.

     Except to the extent described below and herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

8.	PRICE RANGE OF SHARES.

     The Shares are traded on NYSE Amex. During each completed fiscal quarter of the Fund during the past two fiscal years and during the current fiscal year, the highest and lowest NAV, market price per Share, and period-end NAV and market price per Share (as of the close of ordinary trading on NYSE Amex on the last day of such periods) were as follows:

Fiscal Quarter Ended	NAV ($)			Market Price ($)
	High	Low	Close	High	Low	Close
June 30, 2009	12.55	11.98	12.28	11.75	10.83	11.65
September 30, 2009	13.27	12.28	13.27	12.73	11.35	12.67
December 31, 2009	13.32	12.82	13.00	13.22	11.80	12.28
March 31, 2010	13.14	13.00	13.07	12.47	12.02	12.14
June 30, 2010	13.30	13.06	13.26	12.85	12.13	12.57
September 30, 2010	13.66	13.27	13.66	13.39	12.45	13.10
December 31, 2010	13.70	12.69	12.85	13.33	11.73	12.09
March 31, 2011	12.85	12.36	12.62	12.42	11.63	12.20
June 30, 2011	13.16	12.57	13.10	12.51	11.95	12.50

     The Fund currently pays a monthly dividend of $0.045 per share. The Fund continually evaluates its monthly distributions in light of ongoing economic and market conditions and may change the amount of the monthly distribution at any time. However, the Offer could result in additional distributions separate from those declared pursuant to the regular monthly distributions due to the sale of portfolio securities in connection with the Offer. See “Recognition of Capital Gains” in Section 10, “Certain Effects of the Offer.”

     Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer. At this time, it is anticipated that a cash dividend will be declared by the Board of Trustees with a record date before the Expiration Date and that, accordingly, holders of Shares purchased pursuant to the Offer will receive such dividend with respect to such Shares. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

9.	INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     The members of the Board of Trustees of the Fund are: Patrick P. Coyne (Chairman), Thomas L. Bennett, John A. Fry, Anthony D. Knerr, Lucinda S. Landreth, Ann R. Leven, Thomas F. Madison, Janet L. Yeomans and J. Richard Zecher. Mr. Coyne is considered an “interested person” of the Fund, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), because of his affiliation with Delaware Management Company (a series of Delaware Management Business Trust) (the “Manager”), the investment adviser of the Fund.

     The executive officers of the Fund are Patrick P. Coyne, Chairman, President and Chief Executive Officer and Richard Salus, Senior Vice President and Chief Financial Officer.

     Correspondence to the Trustees and executive officers of the Fund should be mailed to c/o Delaware Investments National Municipal Income Fund, 2005 Market Street, Philadelphia, Pennsylvania 19103, Attn: Secretary.

     Based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), as of August 1, 2011, the Trustees and executive officers of the Fund and their associates (as that term is defined in Rule 12b-2 under the Exchange Act), as a group beneficially owned 1,040 Shares. The Fund has been informed that no Trustee or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

     Based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty business day period prior to the date hereof.

     Neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     The Manager serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Manager provides investment advisory services to the Fund for an annual fee of 0.40%, which is calculated daily based on the average daily net assets of the Fund.

     The Fund also is a party to certain other service agreements. The Fund is a party to an Administration and Accounting Agreement with The Bank of New York Mellon (“BNY Mellon”) under which BNY Mellon provides fund accounting and financial administration services to the Fund. For these services, the Fund pays BNY Mellon an asset-based fee, subject to certain fee minimums, plus certain out-of-pocket expenses and transactional charges. Delaware Service Company, Inc. (“DSC”), an affiliate of the Manager, provides fund accounting and financial administration oversight services to the Fund. For these services, the Fund pays DSC an asset-based fee, plus certain-of-pocket expenses and transactional charges. BNY Mellon also serves as custodian for the Fund’s portfolio securities pursuant to the Custodian Agreement entered into with the Fund. Under the Custodian Agreement, the Fund is obligated to pay BNY Mellon an asset-based fee, plus certain out-of-pocket expenses. The Fund is a party to a transfer agency agreement with BNY Mellon Shareowner Services. Pursuant to this transfer agency agreement, the Fund pays BNY Mellon Shareowner Services a monthly fee plus out-of-pocket expenses for the services it provides as transfer agent, dividend disbursing agent and registrar for the Fund. The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

10.	CERTAIN EFFECTS OF THE OFFER.

     Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the first business day after the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering shareholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the value per Share for non-tendering shareholders.

     The Fund will sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

     Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of March 31, 2011, there was unrealized depreciation of investments on a tax basis of $333,914 and capital loss carry-forwards from prior years of $2,494,617.

     In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s performance.

     Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See Section 14 “Certain Federal Income Tax Consequences.”

     Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

     Effect on Percentage of Illiquid and Restricted Securities in the Fund’s Portfolio. As of August 1, 2011, the Fund held no illiquid or restricted portfolio securities. The portion of illiquid securities in the Fund’s portfolio will not be affected by the Offer.

     Possible Proration. If greater than 18% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER COULD HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11.	SOURCE AND AMOUNT OF FUNDS.

     The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the business day after the Expiration Date. If the NAV per Share on that date were the same as the NAV per Share on August 1, 2011, and if 18% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $13,161,235.

     The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The Board of Trustees believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, “Certain Conditions of the Offer.” The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

12.	CERTAIN INFORMATION ABOUT THE FUND.

     The Fund was organized as a Massachusetts business trust on December 29, 1992, and is a diversified, closed-end management investment company registered under the 1940 Act. The Shares were first issued to the public pursuant to a prospectus dated February 19, 1993. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public.

     The Fund’s investment objective is to provide current income exempt from federal income tax, consistent with the preservation of capital. As a fundamental policy, the Fund will, under normal circumstances, invest at least 80% of its net assets in securities the income from which is exempt from federal income tax. For purposes of these fundamental policies, “assets” means net assets plus the amount of any borrowings for investment purposes, including any preferred shares.

     The Manager analyzes economic and market conditions, seeking to identify the securities or market sectors that the Manager thinks are the best investments for the Fund. The Fund generally invests in debt obligations issued by state and local governments and their political subdivisions, agencies, authorities, and instrumentalities that are exempt from federal income tax. The Fund may also invest in debt obligations issued by or for the District of Columbia, and its political subdivisions, agencies, authorities, and instrumentalities or territories and possessions of the United States that are exempt from federal income tax.

     The Fund invests its assets in securities with maturities of various lengths, depending on market conditions, but will have a dollar-weighted average effective maturity of between 20 and 30 years. The Manager will adjust the average maturity of the bonds in the Fund’s portfolio to attempt to provide a current tax exempt income, consistent with preservation of capital. The Fund’s income level will vary depending on current interest rates and the specific securities in the portfolio. The Fund may focus its investments in certain types of bonds or in a certain segment of the municipal bond market when the supply of bonds in other sectors does not suit its investment needs. The Fund may invest up to 20% of its net assets in municipal bonds that are rated below investment grade or that are unrated but judged by the Manager to be of comparable quality. These lower-rated bonds are often referred to as “high yield” or “junk” bonds, and are considered more speculative than higher rated, investment grade bonds.

     The Fund generally invests in securities for income rather than seeking capital appreciation through active trading. However, the Fund may sell securities for a variety of reasons, such as to reinvest the proceeds in higher yielding securities, to eliminate investments not consistent with the preservation of capital, to fund tender offers, or to address a weakening credit situation. As a result, the Fund may realize losses or capital gains which could be taxable to shareholders.

     The Fund has the ability to utilize leveraging techniques in an attempt to obtain a higher return for the Fund. At present, the Fund does not have any outstanding leverage. There is no assurance that the Fund will achieve its investment objectives.

     The principal executive offices of the Fund are located at 2005 Market Street, Philadelphia, Pennsylvania 19103.

13.	ADDITIONAL INFORMATION.

     The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the Commission’s web site at www.sec.gov.

14.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also “Federal Income Tax Withholding,” in Section 2.F.

Federal Income Tax Consequences to Tendering Shareholders - U.S. Shareholders.

     In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

     Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. The maximum rate on long-term capital gains for individuals applicable to such a sale of Shares is 15%. If the Shares were held for one year or less, such capital gain or loss will be short-term, taxable as ordinary income. The maximum rate on ordinary income for individuals is 35%. Under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss incurred on the exchange of Shares held for six months or less will be disallowed to the extent of any exempt-interest dividends paid to you with respect to your Shares, and any remaining loss will be treated as a long-term capital loss to the extent of any long-term capital gain distributed to you by the Fund on those shares.

     Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a distribution taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

     It is possible that the distribution could be treated as an exempt-interest dividend to the extent of the Fund’s tax-exempt interest income (net of allocable expenses and amortized bond premium). Exempt-interest dividends distributed to shareholders of the Fund are excluded from gross income for federal income tax purposes. However, shareholders required to file a federal income tax return would be required to report the receipt of exempt-interest dividends on their returns. Moreover, while exempt-interest dividends are excluded from gross income for federal income tax purposes, they may be subject to alternative minimum tax in certain circumstances and may have other collateral tax consequences.

     Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same (35%) for corporate shareholders, under the Code the top income tax rate on dividend income of individuals (35%) exceeds the maximum tax rate on net capital gains (15%) except to the extent any such dividends are reported by the Fund as exempt-interest dividends, net capital gain or qualified dividends. Because the income of the Fund primarily is derived from investments earning interest rather than dividend income, it is expected that none or only a small portion of a distribution treated as a dividend would, in the case of corporate shareholders, be eligible for the 70% corporate dividends received deduction, or, in the case of individual shareholders, be eligible to be treated as qualified dividend income subject to tax at the same rate as net capital gains.

     Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

     Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

     The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

     A brief description of the three major provisions of Section 302(b) of the Code is as follows:

     1. A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

     2. A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale and is less than 50% of the voting power of all classes entitled to vote.

     3. Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The Internal Revenue Service (the “IRS”) has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118 percent to .0001081 percent – 3.3% reduction under the facts of this ruling) was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

     Backup Withholding. The Depositary may be required to withhold 28% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, and (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations.

Federal Income Tax Consequences to Tendering Shareholders - Non-U.S. Shareholders.

     U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a Non-U.S. Shareholder that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI.

     A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. income tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

     Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 28%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed Form W-8BEN (or other Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

     Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Federal Income Tax Consequences to Non-Tendering Shareholders.

     Federal Income Tax Consequences to Non-Tendering Shareholders. If the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering shareholder, a constructive dividend under Section 305 of the code may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender. Under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a tender offer). Since the Fund’s organization in 1993, the Fund has not previously consummated any tender offers.

     The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an “isolated transaction” within the meaning of Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

     The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws. The advice above was not written and is not intended to be used and cannot be used by any taxpayer for purposes of (I) avoiding U.S. federal income tax penalties that may be imposed, or (II) promoting, marketing or recommending to another party any transaction or matter addressed herein.

15.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NYSE on the first business day following the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the circumstances specified in Section 5, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

16.	FEES AND EXPENSES.

     The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

     The Fund has retained BNY Mellon Shareowner Services to act as Depositary and Information Agent. The Fund will pay the Depositary/Information Agent reasonable and customary compensation for its services and will also reimburse the Depositary/Information Agent for certain out-of-pocket expenses and indemnify it against certain liabilities. The Fund will use the 1% of NAV per share that it retains on tendered Shares to offset the fees charged by the Depositary/Information Agent.

17.	MISCELLANEOUS.

     The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund is making a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in such jurisdiction would be permitted under Rule 13e-4(f)(9) under the Exchange Act.

Delaware Investments National Municipal Income Fund

September 1, 2011